                           SCHEDULE 14A INFORMATION

              Consent Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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[_]  Definitive Consent Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Oregon Steel Mills, Inc.
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               (Name of Registrant as Specified In Its Charter)

      Committee to Restore Shareholders Value at Oregon Steel Mills, Inc.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                           [LETTERHEAD APPEARS HERE]

      COMMITTEE TO RESTORE SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.

             UNLOCK SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.

               RESTORE MANAGEMENT ACCOUNTABILITY TO SHAREHOLDERS

                         VOTE FOR PROPOSALS 1, 2 AND 3
                       ON THE ENCLOSED GOLD CONSENT CARD

January 29, 1999


Dear Fellow Shareholder:

We are writing to urge you to vote for three proposals to restore shareholder value at Oregon Steel Mills, Inc. (Ticker: OS). As you know, over the past year the company's performance has been remarkably poor by industry standards. In fact, Oregon Steel's shares are trading below the company's book value -- a dramatic vote of no confidence in management, and a sign that the company's assets are not being managed effectively.

Restoring management accountability is the key to unlocking shareholder value at Oregon Steel. But instead, management has entrenched itself through anti-takeover devices and a compliant board. As long as management is able to ignore the interests of shareholders, we believe the value of the company's stock will remain depressed. We strongly urge you, therefore, to act now to restore the value of your investment by signing and returning the GOLD consent card today.

Consider the following:

 . OREGON STEEL HAS UNDERPERFORMED ITS PEER GROUP. The company's stock fell 44% in 1998, compared to a decline of only 15% for the S&P Iron and Steel Index. From 1993 to 1997, shareholders saw a 2.6% decrease in the value of their holdings while the S&P Steel Index appreciated approximately 7.5%.

 . OREGON STEEL HAS REPEATEDLY FAILED TO MEET ANALYSTS' EXPECTATIONS. In 1998,
  Oregon Steel delivered negative earnings surprises in each quarter. In the most recent quarter ending December 31, 1998, earnings trailed Wall Street analysts' consensus earnings forecast by $8.8 million dollars, or $0.34 per share [Multex Professional Investment Review, 1/3/99 and Oregon Steel Mills Press Release, 1/26/99].

                              HOW LOW WILL IT GO?
                      OREGON STEEL STOCK COMPARED TO THE
                       S&P IRON AND STEEL INDEX IN 1998

                             [GRAPH APPEARS HERE]

                           [LETTERHEAD APPEARS HERE]

      COMMITTEE TO RESTORE SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.

 . MANAGEMENT HAS REPEATEDLY FAILED TO DELIVER ON ITS PROMISES TO SHAREHOLDERS.
  While management has consistently assured shareholders that it will improve operating efficiencies at its production facilities, the company has failed to meet its own performance targets and goals over the last year. For example, Tom Boklund -- Chairman and CEO of Oregon Steel -- promised shareholders in April of last year that the company expected "1998 shipments to reach approximately 2 million tons...[and] achieve an operating margin of $70 per ton." Instead, the company fell short of its 1998 shipping goal by over 320,000 tons, and achieved an operating margin of only $35 a ton [Salomon Smith Barney Transcript of Tom Boklund, June 26, 1998; Oregon Steel Mills Press Release, 1/26/99].

 . OREGON STEEL HAS HAD A TROUBLED YEAR IN THE CREDIT MARKETS. From February 12,
  1998 to November 6, 1998 Standard & Poors placed the company on CreditWatch with negative implications [S&P CreditWire, 11/6/98], and over the last year and a half the company was forced to amend its credit agreement twice with its bank lenders [Oregon Steel Mills 10-K as filed with the SEC on 3/25/98]. In addition, Oregon Steel continues to shoulder an above average debt load. As of the third quarter 1998 -- the most recent industry data available -- long term debt to capitalization at year-end was 51%, compared to 20% for companies in the S&P Iron and Steel Index [Baseline Financial Services, 1/26/99].

The proposals on the GOLD consent card seek to reverse this unacceptable performance by holding management accountable to shareholders and the marketplace, thus unlocking the company's underlying value.

THE PROPOSALS

PROPOSAL 1 calls for establishment of annual director elections to help restore dynamism to the leadership of the company. A classified board of directors deprives shareholders of the important right to pass judgement on the performance of the board each year. We believe that right is especially important at Oregon Steel: the average Oregon Steel director has served on the Board for over a decade and two individuals have occupied Board seats for over 20 years.

                             DASHED EXPECTATIONS:
                           OREGON STEEL EARNINGS VS.
                        WALL STREET ANALYSTS' ESTIMATES

                             [GRAPH APPEARS HERE]

                           [LETTERHEAD APPEARS HERE]

      COMMITTEE TO RESTORE SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.

PROPOSAL 2 asks the Board to require shareholder approval of poison pills that prevent changes in control of the company without the Board's approval of the board of directors. Given Oregon Steel's depressed stock price, and the Board's recent bylaw amendment making it more difficult for shareholders to raise matters at the annual meeting, we are concerned that the Board may attempt to further insulate itself from the competitive pressures of the marketplace by adopting a poison pill. Shareholders should have a say in the adoption of any poison pill.

================================================================================

     "OREGON STEEL MILLS' SHARES DURING THE LAST YEAR HAVE BEEN A DYSPEPTIC
                           EXPERIENCE FOR INVESTORS."

                 MULTEX PROFESSIONAL INVESTMENT REVIEW, 1/23/99

================================================================================

PROPOSAL 3 urges the board to establish confidential voting to ensure that all Oregon Steel shareholders feel free to vote in whatever way they believe will best enhance shareholder value. Company access to shareholder voting records may have a chilling effect on the exercise of ownership rights by exposing shareholders to possible retaliation.

As an owner of Oregon Steel, you can help restore the value of your shares by supporting these three proposals. We strongly urge you to sign, date and return the GOLD consent card today. As holders of over 1.2 million Oregon Steel shares -- or 4.9% of the total outstanding -- the members of the Committee to Restore Shareholder Value at Oregon Steel Mills are committed to holding management accountable. We believe that the passage of these three proposals will help ensure that management acts in the interest of Oregon Steel's owners -- the shareholders.

Thank you very much for your support.



        VOTE FOR PROPOSALS 1, 2 AND 3 ON THE ENCLOSED GOLD CONSENT CARD
                YOUR GOLD CARD MUST BE RECEIVED BY FEBRUARY 22
                   CALL 1-888-235-2465 FOR MORE INFORMATION



The members of the Committee to Restore Shareholder Value at Oregon Steel Mills,
  Inc. (the "Committee") are The Crabbe Huson Group, Inc, (beneficially owns 1,281,700 shares of common stock of Oregon Steel Mills, Inc. ("Shares") or
 4.97%), the Amalgamated Bank of New York LongView MidCap 400 Index Fund (730
    Shares or .003%), and the American Federation of Labor and Congress of Industrial Organizations (0 Shares). Each Committee member is a participant in the consent solicitation (the "Solicitation"). Additional participants in the solicitation (whose ownership, if any, is in parentheses) are: William Patterson
  (265 Shares), Damon Silvers, Chris Bohner, Beth Young, Susan Dundon, Chris Wallace, Brandon Rees, Dianne Wood, Dieter Waizenegger, Marc Bayard, Shawn
Wooden, Ed Keyser, and Joshua Mason, all of whom are employees of the  American
         Federation of Labor and Congress of Industrial Organizations.

      COMMITTEE TO RESTORE SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.

             UNLOCK SHAREHOLDER VALUE AT OREGON STEEL MILLS, INC.
               RESTORE MANAGEMENT ACCOUNTABILITY TO SHAREHOLDERS
                         VOTE FOR PROPOSALS 1, 2 AND 3
                       ON THE ENCLOSED GOLD CONSENT CARD



             Your GOLD Consent Card Must Be Received No Later Than

                               FEBRUARY 22, 1999

          Please Allow Sufficient Mailing Time To Meet This Deadline.



      Committee to Restore Shareholder Value at Oregon Steel Mills, Inc.

                           1429 G Street, Suite 245
                             Washington, DC 20005
                                1-888-235-2465